Exhibit 4.9
March , 2021

This Amendment Number One (“Amendment”) to the Facility, is effective as of March , 2021 and is executed by and among Natura &Co International S.à r.l,, with registered office at 8-10 Avenue de la Gare L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 241376 (“Lender”) and Avon Luxembourg Holdings S.à r.l, a private limited company, with registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 98931 (“Borrower”) under the following terms and conditions.

1. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Facility.

2. Amendment to Clause “Facility Limit” which is hereby amended and restated in its entirety as follows:

“Facility Limit:
Loans may be made in mutually agreed currency up to a maximum aggregate principal amount of US$250,000,000 (the “USD Maximum Amount”) or equivalent based on the exchange rate applicable to outstanding and new Loans as of the date any new Loan is made, as determined by the Lender (the “Applicable Exchange Rates”). In no case shall the USD equivalent of the aggregate principal amount of each of the new Loans made on that day, when combined with the USD equivalent of the aggregate principal amount of each of the existing Loans, in each case based on the Applicable Exchange Rates, exceed the USD Maximum Amount.”

2. Amendment to Clause “Interest Rate” which is hereby amended and restated in its entirety as follows:

“Interest Rates:
The interest rate on each Loan shall be an arm’s length rate.”

3. Law. This amendment, the Facility and all matters, claims or causes of action based upon, arising out of, or relating to this amendment and to the Facility shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof. The terms of this agreement may be modified, amended, or renewed only upon the written consent of both of the parties hereto. This agreement shall be binding to the benefit of the respective parties, their successors and assigns.

If any term, covenant, condition or provision of this amendment and to the Facility or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this amendment and of the Facility, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each other term, covenant, condition or provision of this amendment and of the Facility shall be valid and shall be enforced to the fullest extent provided by law.

4. Except to the extent specifically amended hereby, the Facility remains unchanged and in full force and effect. From and after the execution of this Amendment, each reference in the Facility to “agreement”, “Facility”, “hereof”, “hereunder” or words of similar import, will be deemed to mean the Facility, as amended by this Amendment.

Signed by: Signed by:

Natura &Co International S.à r.l Avon Luxembourg Holdings S.à r.l

Name: Name:
Title: Title: Manager A
Date: Date:

Name: Name:
Title: Title: Manager B
Date: Date: